                                                                    Exhibit 99.2


                MEDIA RELATIONS - TOM HERRMANN
                (480) 754-2202

                INVESTOR RELATIONS - STEPHEN D. BLUM
                (480) 754-5040

               DIAL REPORTS STRONG THIRD QUARTER OPERATING RESULTS

SCOTTSDALE, ARIZ., OCTOBER 17, 2002 - The Dial Corporation (NYSE:DL) today announced its results for the third quarter and commented on the Company's outlook for the balance of the year.

      For the third quarter ended September 28, 2002, net income was $31.1 million or $0.33 per share (diluted), compared to a loss of $185.4 million or $2.03 per share (diluted) in the year-ago period. The loss in the year-ago period resulted primarily from write-offs associated with the sale of the Company's Specialty Personal Care (SPC) business and the closure of manufacturing facilities in Mexico and Compton, California. Earnings per share from continuing operations and before special items in the year-ago period were $0.26 (diluted). Attached is a reconciliation of earnings and earnings per share from continuing operations and before special items for this year's third quarter and the year-ago period.


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      Herbert M. Baum, The Dial Corporation chairman, president, and chief executive officer, said: "Higher domestic sales, particularly of our Personal Cleansing and Laundry Care products, coupled with continued improvement in gross margin contributed to Dial's strong results for the quarter. We also benefited from increased operating efficiencies and lower interest expense from reduced debt."

      Net sales for the Company in the third quarter of 2002 rose 4.1 percent to $347.2 million, from last year's third quarter sales of $333.6 million. Excluding Argentina where sales were reduced by the peso devaluation, total Company net sales would have increased approximately 7.1 percent. Sales in Argentina in the third quarter were $13.2 million versus $21.7 million in the same period last year.

      Sales of the Company's four core domestic businesses rose 7.2 percent in the third quarter compared to last year's third quarter. Sales gains were led by the Laundry Care and Personal Cleansing businesses. Laundry Care sales rose 13.9 percent - primarily from higher sales of Purex liquid detergents. Personal Cleansing sales grew 8.3 percent with strong performance in body wash and liquid. Air Freshener sales fell 5.1 percent as a result of discontinued product lines, weakness in candles and promotional costs for new products. Yet, Renuzit's number-one selling Adjustable air freshener line was up 13.3 percent. Sales of Food Products increased 2.5 percent from higher sales of Vienna canned sausage, chili and private label products.

      Dial's Argentina business improved its unit volume by 17.5 percent versus year-ago although it is experiencing softness in its higher margin Plusbelle hair care business. In addition, Canada sales improved 20.3 percent versus year-ago primarily from very strong Laundry Care sales. However, overall sales of the International and Other segment fell 15.4 percent from last year primarily due to the Argentine peso devaluation.


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      Gross margin in the third quarter of 2002 rose 50 basis points over prior year, excluding special items, to 36.3 percent. The improvement in gross margin resulted primarily from higher sales volumes, manufacturing efficiencies, lower raw material costs and a more favorable sales mix, offset in part by higher promotional spending. As previously announced, the Company closed its Compton, CA plant in December 2001 and its Mexico City plant in the first quarter of 2002.

      Cash flow from operations for the third quarter of 2002 was $34.6 million, an increase of 9.0 percent over the third quarter of 2001, mainly resulting from the higher net income. The Company's cash balance was $164.3 million at September 28, 2002, an increase of $37.2 million from June 29, 2002.

NINE MONTHS ENDED SEPTEMBER 28, 2002

      Net income in the first nine months of 2002 was $46.1 million or $0.49 per share (diluted) compared to a loss of $157.6 million or $1.72 per share (diluted) in the year-ago period. Net income before special items for the first nine months of 2002 was $85.9 million or $0.91 per share (diluted), up from $54.5 million or $0.59 per share (diluted) in the year-ago period, before special items and the SPC write-offs. The improved performance was primarily a result of higher domestic sales, gross margin improvement and better results in Argentina. The special items included in the first nine months of 2002 are:

      - the previously disclosed $43.3 million after-tax non-cash impairment charge ($0.46 per share) to write-off goodwill and other intangibles for Argentina operations that was recorded as a result of a change in accounting principle,


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      -     a $1.3 million after-tax reduction ($0.01 per share) in the loss previously recognized on the sale of the discontinued Specialty Personal Care (SPC) business in the first quarter of 2002, and

      - the previously discussed $2.2 million after-tax net gain ($0.02 per share) associated with a previously dissolved joint venture and sale of the Mexico City plant, offset in part by a write down of fixed assets in the Guatemala plant.

Attached is a reconciliation of earnings and earnings per share from continuing operations and before special items for the first nine months of this year and the year-ago period.

      Net sales for the first nine months of 2002 were up 4.9 percent to $988.0 million compared to $942.2 million in the first nine months of 2001. Sales without Argentina were up 7.9 percent compared to the same year-ago period. Sales in Argentina in the first nine months of this year were $39.4 million versus $63.0 million in the year-ago period.

      Cash flow from operations for the nine months ended September 28, 2002, was $142.7 million, versus $84.0 million in the same period a year-ago. The improvement resulted from higher net income, as well as continued working capital improvements. The strong cash flow has enabled the Company to increase its cash balance from $29.4 million at December 31, 2001 to $164.3 million at September 28, 2002.

      Commenting on the balance of the year, Mr. Baum noted, "We have entered the fourth quarter with good momentum. Based upon current business conditions, and taking into account planned investment in our brands in the fourth quarter, we expect full year 2002 earnings per share from continuing operations and before special items to be approximately $1.22."


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ARGENTINA

      The Company is continuing to review a possible sale of its Argentina business while working aggressively to improve its performance. If a decision is made in the future to divest this business, a write-down of assets to their estimated market value would be required. As of September 28, 2002, the Company's net investment in its Argentina business was $27.7 million. The Company also would be required to reverse the $97.6 million non-cash currency translation adjustment related to its Argentina business that has already been recorded as a reduction to equity and take that charge to the income statement.

      The Dial Corporation is one of America's leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners, and Armour Star canned meats. Dial products have been in the American marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company's Web site at www.dialcorp.com

      Statements in this press release as to the Company's expectations, beliefs, plans or predictions for the future are forward-looking statements within the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements include the Company's expectations that earnings per share from continuing operations and before special items in fiscal year 2002 will be approximately $1.22.

      Forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. For example, actual events or results could differ materially if (1) there is a further devaluation of the Argentine Peso or economic


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conditions in Argentina continue to deteriorate, (2) economic conditions in the
U.S. deteriorate resulting in lower sales, (3) competition in the categories in which the Company competes continues or intensifies, resulting in lower sales or requiring increased expenditures and lower profit margins to preserve or maintain market shares, (4) efforts to reduce costs are unsuccessful or do not yield anticipated savings, (5) new products are unsuccessful or do not produce the sales anticipated, (6) there are increases in raw material, petroleum, natural gas and/or energy prices, (7) the Company does not achieve the benefits anticipated from steps being taken to try to improve operations and financial results, or (8) the Company experiences a loss of or a substantial decrease in purchases by any of its major customers. These and other factors that could cause actual events or results to differ materially from those in the forward-looking statements are described in "Management's Discussion and Analysis of Results of Operations and Financial Condition - Factors That May Affect Future Results and Financial Condition" in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

      Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

      Management will host a live conference call and real-time web cast today, beginning at 9:00 a.m. Eastern Time and lasting approximately 45 minutes to discuss the Company's third quarter results and outlook for the balance of fiscal 2002.

      Access for the conference call and web cast is open to the press and general public in a listen-only mode. To access the conference call, please dial
(706) 643-3706. The web cast may be accessed at http://investor.info.dialcorp. com. Replays of the conference call


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are available shortly after the conclusion of the call at the same Web address as well as by dialing (706) 645-9291 and entering Code 5867466.


                                       ###


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                              THE DIAL CORPORATION
                              SUMMARY OF OPERATIONS
                                    Unaudited


                                                                                    In millions, except for per share data
                                                                                 QUARTER ENDED             NINE MONTHS ENDED
                                                                       ---------------------------- -------------------------------
                                                                       SEPTEMBER 28,   SEPTEMBER 29,   SEPTEMBER 28,  SEPTEMBER 29,
                                                                            2002           2001           2002           2001
                                                                          --------       --------       --------       --------

Net Sales                                                                 $  347.2       $  333.6       $  988.0       $  942.2
                                                                          --------       --------       --------       --------

Costs and expenses:

     Cost of products sold                                                   221.2          214.2          622.8          627.4


     Asset writedowns and other special items, net charge (gain)                --           10.9           (1.2)          10.9
                                                                          --------       --------       --------       --------

                                                                             221.2          225.1          621.6          638.3


     Selling, general and administrative expenses                             66.7           71.1          198.2          195.2
     Special charges and other asset writedowns                                 --            0.5             --            0.5

                                                                          --------       --------       --------       --------
     Total costs and expenses                                                287.9          296.7          819.8          834.0

Operating income                                                              59.3           36.9          168.2          108.2

     Interest and other expense                                               (9.8)         (11.9)         (30.2)         (37.8)

     Net earnings of joint venture                                              --            1.0            1.7            3.0

                                                                          --------       --------       --------       --------
Income from continuing operations before income taxes                         49.5           26.0          139.7           73.4

     Income taxes from continuing operations                                  18.4           12.1           51.6           28.9
                                                                          --------       --------       --------       --------

Income from continuing operations                                             31.1           13.9           88.1           44.5

Discontinued operations

     Loss from operations of discontinued SPC segment, net of tax               --           (0.9)            --           (3.7)

     (Loss) adjustment on disposal of discontinued SPC segment, net
          of tax                                                                --         (198.4)           1.3         (198.4)
                                                                          --------       --------       --------       --------

     Total gain (loss) from discontinued operations                             --         (199.3)           1.3         (202.1)

Cumulative effect of change in accounting principle, net of tax                 --             --          (43.3)
                                                                          --------       --------       --------       --------

Net income (loss)                                                         $   31.1       $ (185.4)      $   46.1       $ (157.6)
                                                                          ========       ========       ========       ========


Basic net income per common share:

     Income from continuing operations                                    $   0.34       $   0.15       $   0.96       $   0.49

     Income (loss) from discontinued operations                                 --          (2.18)          0.01          (2.21)

     Cumulative effect of change in accounting principle                        --             --          (0.47)            --
                                                                          --------       --------       --------       --------

     Basic net income (loss) per common share                             $   0.34       $  (2.03)      $   0.50       $  (1.72)
                                                                          ========       ========       ========       ========


Diluted net income per common share:

     Income from continuing operations                                    $   0.33       $   0.15       $   0.94       $   0.49

     Income (loss) from discontinued operations                                 --          (2.18)          0.01          (2.21)

     Cumulative effect of change in accounting principle                        --             --          (0.46)            --
                                                                          --------       --------       --------       --------

     Diluted net income (loss) per common share                           $   0.33       $  (2.03)      $   0.49       $  (1.72)
                                                                          ========       ========       ========       ========


Basic shares outstanding                                                      92.5           91.5           92.2           91.4

Common share equivalents                                                       2.1            0.0            2.0            0.0
                                                                          --------       --------       --------       --------

Diluted shares outstanding                                                    94.6           91.5           94.2           91.4
                                                                          ========       ========       ========       ========

                              THE DIAL CORPORATION

          Reconciliation of Reported Net Income to Pro Forma Net Income
                                    Unaudited

                       in millions, except per share data


                                              QUARTER ENDED                                        NINE MONTHS ENDED
                                  ------------------------------------------------  ------------------------------------------------
                                    SEPTEMBER 28, 2002       SEPTEMBER 29, 2001        SEPTEMBER 28, 2002       SEPTEMBER 29, 2001
                                  -----------------------  -----------------------  -----------------------  -----------------------
                                  NET RESULT  DILUTED EPS  NET RESULT  DILUTED EPS  NET RESULT  DILUTED EPS  NET RESULT  DILUTED EPS
Reported Net Income                $ 31.1       $ 0.33       $(185.4)    $(2.03)     $ 46.1        $ 0.49     $(157.6)    $(1.72)

Special Items                          --           --         10.0        0.11        (2.2)        (0.02)      10.0        0.11

Discontinued Operations                --           --        199.3        2.18        (1.3)        (0.01)     202.1        2.21

Cumulative Effect of
  Change in Accounting
  Principle                            --           --           --          --        43.3          0.46         --          --
                                   ------       ------       ------      ------      ------        ------     ------      ------

Pro Forma Net Income               $ 31.1(1)    $ 0.33(1)    $ 23.9      $ 0.26      $ 85.9(1)     $ 0.91(1)  $ 54.5      $ 0.59
                                   ======       ======       ======      ======      ======        ======     ======      ======


(1) Due to implementation of SFAS 142, effective January 1, 2002 we ceased amortizing certain intangible assets. As a result, third quarter reported net income increased $1.9 million after-tax ($0.02 per diluted share) and income for the nine months ended September 28, 2002 increased $5.7 million after-tax ($0.06 per diluted share).

                              THE DIAL CORPORATION

                              SUMMARY OF NET SALES
                                    Unaudited


                                                                     In millions
                                                     QUARTER ENDED                 NINE MONTHS ENDED
                                          -------------------------------    -----------------------------
                                          SEPTEMBER 28,     SEPTEMBER 29,    SEPTEMBER 28,   SEPTEMBER 29,
                                              2002             2001             2002             2001
                                            -------          -------          -------          -------
Personal Cleansing                          $  99.7          $  92.0          $ 276.5          $ 266.8
Laundry Care                                  116.2            102.0            344.6            293.7
Air Fresheners                                 42.2             44.5            118.7            116.3
Food Products                                  49.7             48.5            136.1            131.8
                                            -------          -------          -------          -------
     Total Domestic Branded                   307.8            287.0            875.9            808.6
     Total International and Other             39.4             46.6            112.1            133.6
                                            -------          -------          -------          -------

Net sales reported                          $ 347.2          $ 333.6          $ 988.0          $ 942.2
                                            =======          =======          =======          =======


                             CONDENSED BALANCE SHEET


                                                                 In millions
                                                      -------------------------------
                                                        Unaudited
                                                      SEPTEMBER 28,       DECEMBER 31,
                                                           2002              2001
                                                         --------          --------
ASSETS

Current assets                                           $  434.9          $  299.0
Non-current assets                                          647.0             725.1
                                                         --------          --------

     Total assets                                        $1,081.9          $1,024.1
                                                         ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                      $  289.9          $  250.6
Long-term liabilities                                       689.7             691.6
Stockholders' equity                                        102.3              81.9
                                                         --------          --------

     Total liabilities and stockholders' equity          $1,081.9          $1,024.1
                                                         ========          ========


                        CONDENSED STATEMENT OF CASH FLOWS
                                    Unaudited


                                                                                           In millions
                                                                         QUARTER ENDED                   NINE MONTHS ENDED
                                                                ------------------------------     -------------------------------
                                                                SEPTEMBER 28,    SEPTEMBER 29,     SEPTEMBER 28,      SEPTEMBER 29,
                                                                   2002              2001              2002              2001
                                                                  -------           -------           -------           -------
Net cash provided by operations                                   $  34.6           $  31.7           $ 142.7           $  84.0

Net cash (used) provided by investing activities                     (9.3)             15.7             (17.0)             39.0

Net cash provided (used) by financing activities                     12.7             (48.8)             11.4            (123.1)

Effects of foreign currency exchange rates on cash balances          (0.8)               --              (2.2)               --
                                                                  -------           -------           -------           -------

Net increase (decrease) in cash and cash equivalents                 37.2              (1.4)            134.9              (0.1)
Cash and cash equivalents, beginning of year/period                 127.1               8.0              29.4               6.7
                                                                  -------           -------           -------           -------

Cash and cash equivalents, end of period                          $ 164.3           $   6.6           $ 164.3           $   6.6
                                                                  =======           =======           =======           =======